Third Amendment to Lease
State of Georgia
DeKalb County
FOR AND IN CONSIDERATION of the sum of one and no/100 dollars each to the other paid, the receipt and sufficiency being hereby acknowledged, and the mutual covenants contained herein that certain lease dated the 27th day of July, 1989, as amended the 28th day of June, 1991 and as amended the 26th day of February, 1992 among DUNWOODY SHALLOWFORD PARTNERS, L.P., as Lessor/Landlord, and AUTOMOBILE PROTECTION CORPORATION - APCO, as Lessee/Tenant, and WORKMAN & COMPANY, as Agent, for premises known as 15 Dunwoody Park, Suite 100, Dunwoody, Georgia 30338, is hereby amended as follows:
The provisions of Amendment to Lease dated 28th day of June, 1991 and Second Amendment to Lease dated 26th day of February, 1992 are deleted in their entirety upon commencement of this Third Amendment to Lease on April 16, 1995.
1. PREMISES
    Paragraph 1.1 is amended to contain approximately 15,184 square feet. The location and boundaries of the Demised Premises are outlined on a floor plan and building specifications of the Building are set forth in Exhibit "A" which is attached hereto and thereby made a part of this Lease.
2. TERM
Paragraph 2.1 is deleted in its entirety and replaced as follows:
    To have and to hold the same for an initial term beginning on April
16, 1995 and ending on April 15, 1998.   The Lessee shall have the right
to extend the Lease for the period April 16, 1998 through October 15, 1999 by the giving of written notice on or before October 15, 1997 (the "First Extension").
The Lessee shall have the right to extend the Lease for the period October 16, 1999 through April 15, 2001 by the giving of written notice
on or before April 15, 1999 (the "Second Extension").   The Lessee shall
have the right to extend the term of this Lease for the period April 16, 2001 through April 15, 2004 by the giving of written notice on or before
October 15, 2000 (the "Third Extension").   The Lessee shall have the
right to extend the term of this Lease for the period April 16, 2004 through April 15, 2007 by the giving of written notice on or before
October 15, 2003 (the "Fourth Extension").    The rental rates
applicable to the initial term and the four extension periods are set forth in paragraph 3 to this Third Amendment to Lease. Lessee can immediately occupy and commence construction in the additional space,
which is approximately 2,584 square feet.   Rentals will be payable
commencing on April 16, 1995.
3. TOTAL RENT
Paragraph 3.1 is deleted in its entirety and replaced as follows:
The Total Rental Rate for the initial term, the First Extension and the Second Extension of the Lease shall be as follows:
For the period April 16, 1995 to October 15, 1996: $13.00 per square foot/$197,392.00 annually
For the period October 16, 1996 to April 15, 1998: $13.39 per square foot/$203,313.76 annually
For the period April 16, 1998 to October 15, 1999: $13.79 per square foot/$209,387.36 annually
For the period October 16, 1999 to April 15, 2001: $14.20 per square foot/$215,612.80 annually
    The Total Rental Rate for the first year of the Third Extension period shall be the Fair Market Rental Rate of the Demised Premises as
of April 16, 2001.   For subsequent years of the Third Extension period
and for the Fourth Extension period, the Total Rental Rate shall be the Fair Market Rental Rate as of April 16, 2001 multiplied by the annual CPI change added to the prior year's calculated rate. Such rate shall be adjusted annually on April 16 of each year during the Third and Fourth Extension periods.
The term "Total Rental Rate" includes base rents, all utilities, all cleaning costs, all property taxes, all property and liability insurance, all common area maintenance and all other costs and operating expenses incurred by the Landlord with respect to the Demised Premises. The Lessee shall not be separately assessed or billed by the Landlord for any costs or operating expenses in excess of the Total Rental Rate as defined and stated in this paragraph.
The term "Fair Market Rental Rate" is based on the average Total
Rental Rates of at least three competing properties which would be available in the market area, the boundaries of which are I-285 (South), Chamblee Dunwoody Rd (East), Barfield Rd. (West) and Northridge Rd. (North). The Total Rental Rates are to be adjusted to eliminate all tenant improvement and relocation allowances from the offered rental rates and after due consideration of the property's market rating (A, B, C, D), age, physical condition and appearance of the interior finishes. If the "Fair Market Rental Rate" cannot be agreed upon, both parties then agree to a mediation process, whereby each party shall select a licensed commercial real estate broker and the two brokers shall jointly select a third licensed commercial real estate broker. The determination by the third broker shall be final and binding on the Lessor. The costs associated with this process shall be shared equally by the Lessor and Lessee.
4. USE OF DEMISED PREMISES
Paragraph 4.3 is deleted in its entirety and replaced as follows:
    Return of Premises. Lessee shall deliver the Demised Premises to Lessor upon expiration of the initial term of this Lease. The Lessee will not intentionally damage or destroy the Demised Premises during the Lessee's term of occupancy.
5. LESSEE'S ACCEPTANCE
    Paragraph 5 is amended as follows:
Lessee's Acceptance.  Lessee accepts the Demised Premises as set forth in Exhibit "A" to this Third Amendment to Lease.
6. REPAIRS AND ALTERATIONS
    Paragraph 6.5 is added to this section of the Lease:
    Lessee's Repair Rights. The Lessor's responsibility to repair the
Demised Premises is set forth in paragraph 6.1.   Lessee shall promptly
notify Lessor of any items requiring repair, which are the Lessor's responsibility. The Lessor is obligated to use its best efforts, within commercially acceptable practice, but in no event later than 3 days (excluding official government holidays and weekends) after receiving
notification from the Lessee, to commence the repair.   Should the
Lessor not comply with this requirement, the Lessee has the right to undertake the repair using qualified contractors of the Lessee's selection. The Lessee may not bind the Lessor in any contract with a qualified contractor; however, the Lessee may offset the costs it incurs to make the required repairs against rentals payable to the Lessor. Should the Lessee undertake the repair, it shall not have the right to offset more than 110% of the costs the Lessor would have incurred had
the Lessor made the repair within the required period.   The Lessor is
required to provide the Lessee with a written quotation from a qualified contractor of its selection, if it disputes the amount deducted by the Lessee.
    Paragraph 6.6 is added to this section of the Lease:
    Uninterruptable Power Supply. Lessee shall have the right to install an uninterruptable power supply (fueled by propane gas or a similar fuel source) on the exterior boundary of the Demised Premises in the general vicinity of the central computer and telephone room. Lessee shall abide by all building codes, fire safety codes and environmental laws, codes and regulations as they pertain to uninterruptable power supply equipment. Lessee shall indemnify Lessor for any losses due to leakage caused by the uninterruptable power supply equipment and shall also pay for the costs of removing the equipment on termination of the Lease. Lessee shall provide landscaping screening which is uniform with the office park as it now exists.
    Paragraph 6.7 is added to this section of the Lease:
    Renovation. Lessee shall have the right to renovate the Demised Premises using contractors of its own selection. Lessor shall allow Lessee's contractor to switch existing exterior metal doors with glass doors or glass panels from adjoining vacant space. Lessor shall also allow Lessee to create window and door openings in the Demised premises, in compliance with building and fire codes, and at Lessee's own cost and expense. Lessee shall use its best efforts not to take or omit any actions which will cause the filing of any mechanic's, materialman's or
laborer's lien on the Demised Premises.   Lessee agrees to indemnify
Lessor for the actual costs incurred by Lessor to have such liens, which resulted from the direct actions of the Lessee, removed.
    Paragraph 6.8 is added to this section of the Lease:
    Heating and air conditioning. Lessor shall provide heating and air conditioning in the expansion space (of approximately 2,584 square
feet), at Lessor's sole cost and expense.   Lessor shall use its best
efforts to make the heating and air conditioning available to Lessee by no later than March 1, 1995. Lessor shall install heating and air conditioning which is of a standard that is at least equivalent to the heating and air conditioning in the original space.
7. DAMAGE BY FIRE, ETC.
    Paragraph 7.5 is added to this section of the Lease:
    Structural or Foundational Damage. If the Demised Premises or parking areas designated as parking for Lessee's visitors and employees become uninhabitable or damaged by any natural or manmade causes to such an extent that normal business operations cannot be conducted by the
Lessee,  Lessee shall promptly notify Lessor.   Notwithstanding any
other provisions of this Lease, if said destruction rendered to the building is 10% or more of the leasable area, or 30% or more of the parking area designated as parking for Lessee's visitors and employees, Lessor shall use its best efforts to have the building and parking areas repaired, within commercially acceptable practice, and within the time frames set forth herein. The Lessor shall commence the repairs as soon as possible but not later than 60 days from the date of notification by the Lessee and complete the repairs as soon as possible but not later than 120 days from the date of notification by the Lessee. In the event the Lessor does not commence the repairs to the building within 60 days from the date of notification by the Lessee or does not complete the repairs within 120 days from the date of notification by the Lessee, then the Lessee has the unconditional right to terminate this Lease. In the event the Lessor does not commence the repairs to the parking area within 60 days from the date of notification by the Lessee or does not complete the repairs within 120 days from the date of notification by the Lessee and the Lessor is unable to provide alternate parking space within the property owned by Dunwoody Shallowford Partners L.P. or the office park now known as Dunwoody Park, then the Lessee has the unconditional right to terminate this Lease. During the period of the repair, Lessor will make vacant office space available to Lessee, at no cost, and permit Lessee to use vacant parking spaces wherever available.
8. EXPENSES
Paragraph 8.2 is deleted in its entirety and replaced as follows:
    Utilities. Lessee shall be responsible for paying the cost of telephone service. Lessor shall be responsible for paying the cost of all utilities including, but not limited to, electricity, gas, water and sewer serving the Demised Premises. The Lessor's obligation to pay for electricity usage is capped at $3,870.00 per month during the first year of the Lease; $4,100.00 per month during the second year of the Lease; $4,350.00 per month during the third year of the Lease; $4,610.00 per month during the fourth year of the Lease; $4,900.00 per month during the fifth year of the Lease; and $5,200.00 per month during the sixth
year of the Lease.   The Lessor may bill the Lessee for any electricity
charges in excess of the aforementioned amounts.
Paragraph 8.3 is deleted in its entirety and replaced as follows:
    Cleaning. Lessor shall be responsible for providing cleaning, maid or janitorial services to the Demised Premises, at the sole cost and expense of Lessor.
9. ASSIGNMENT AND SUBLETTING
The last sentence of Paragraph 9.1 is deleted and replaced as follows:
    Lessee shall have the unconditional right to sublease the Demised Premises as office space in accordance with paragraph 4.1 of the Lease, subject to the Lessee assuming complete responsibility for the sublessee's compliance with all of the provisions of this Lease. Lessee shall notify Lessor 5 days prior to the execution of any sublease.
13. TAXES AND INSURANCE
    Paragraph 13.1 is deleted in its entirety and replaced as follows:
    13.1 Taxes. Lessor shall be responsible for paying the cost of all real estate taxes.
The first and second paragraphs of Paragraph 13.2 are deleted in their entirety and replaced as follows:
Lessor shall be responsible for obtaining and paying the cost of all insurance including, without limitation, "All Risk", fire and extended coverage insurance, general liability insurance, including rental loss insurance on the Demised Premises, except as described in the following paragraphs of this section 13.2.
14. COMMON AREAS
The second paragraph of Paragraph 14.1 is deleted in its entirety and replaced as follows:
    Lessee shall have the primary use of sixty (60) parking spaces
which directly wrap around the Demised Premises.   In the event other
tenants begin to continuously use these 60 parking spaces,   Lessor
shall use its best efforts to communicate to the other tenants that these 60 spaces are intended primarily for use by the Lessee's employees
and visitors.    Additionally, Lessor shall make available to Lessee an
additional eighteen (18) parking spaces as close to the Demised Premises as possible. Lessor shall not charge for the use of the parking area during the term of this Lease.
15. MISCELLANEOUS
    The following is added to 15.6 Attorneys Fees:
    In the event that Lessee in order to obtain enforcement of any provision(s) of this Lease, finds it necessary to retain the services of an attorney at law, then Lessor agrees to pay reasonable attorneys fees and all costs arising out of or connected with said enforcement.
    The following is added to 15.21 Indemnity:
    Lessor shall indemnify and save harmless Lessee from and against any and all loss, cost (including reasonable attorneys fees), damage, expense and liability in connection with any and all claims for damages as a result of injury or death of any person or property damage to any property sustained by Lessee, its partners, customers, invitees, agents, employees, contractors and subcontractors and all other person's including Lessor's agents and employees if such injury, death or property damage arises from or in any manner grows out of any act or neglect on or about the Demised Premises by Lessor, its partners, agents, employees, customers, invitees, contractors or subcontractors or which arise from or in any manner grow out of any defect in any undertaking hereunder by Lessor or any failure of Lessor to comply with the provisions of this Lease.
    Paragraph 15.22 is added:
    Lessor warrants that it has obtained the written approval of First Union National Bank of Georgia to enter into this Lease on the terms stated herein, except as specifically noted by First Union National Bank of Georgia in Exhibit "B", which is an authenticated copy of such approval.
16. AGENT
This section is deleted in its entirety and replaced as follows:
    Workman & Company has acted as agent for Dunwoody Shallowford
Partners, L.P. in negotiating this transaction.   Howard B. Workman,
Honey C. Workman and Carolyn Bailey are licensed real estate brokers and principals in the partnership of the property. The Lessee is not responsible for paying any commissions or fees to Workman & Company relating to this Third Amendment to Lease.
17. SPECIAL STIPULATIONS
    Paragraph 17.1 is added:
17.1 Lead Shielding. Lessor will provide, at its own cost, lead shielding between the Demised Premises and the adjoining physician office space if the x-ray equipment utilized by the physician office is located in a room abutting or near the Demised Premises.
    Paragraph 17.2 is added:
17.2 First Refusal Right.  Lessor shall notify Lessee in writing each time a vacancy of 2,000 square feet or more becomes available in any portion of the property of Dunwoody Shallowford Partners, L.P. (hereinafter referred to as the "Additional Space"). Lessee shall have 14 days in which to negotiate a lease for the Additional Space with the Lessor, after which the space can be marketed to other parties without further restrictions.
    Paragraph 17.3 is added:
    17.3 Successors In Interest. Nothwithstanding any provisions contained in any other sections of the Lease, the Lessee's Repair Rights which are described in paragraph 6.5 shall remain in full force and effect against the Lessor and any direct or indirect successors in
interest to the Lessor.   For example, if Lessee incurs repair costs
which it then deducts from rentals due to Lessor, the successors in interest to the Lessor cannot assert any claim against the Lessee for amounts withheld from rentals and this action by Lessee shall not constitute a breach of this Lease or affect any other rights of Lessee contained herein.
WHEREAS HEREIN PROVIDED, all other terms and conditions of the within Lease shall remain in full force and effect.
Dated this 27th day of January, 1995
            LANDLORD/LESSOR:
            DUNWOODY SHALLOWFORD PARTNERS, L.P.
ATTEST: /s/ Carolyn Bailey            BY: /s/ Howard Workman, G.P.
TENANT/LESSEE:
            AUTOMOBILE PROTECTION CORPORATION -
            APCO
ATTEST: /s/ Carolyn Bailey            BY: /s/ Anthony Levinson, CFO
            AGENT:
            WORKMAN & COMPANY
ATTEST: /s/ Carolyn Bailey            BY: /s/ Howard Workman,
Broker/President